Sub-Items 77I and Q(1)(d): AVIT

During the six-month period ended	June 30, 2016, ALPS	Variable Investment Trust (the
Registrant ) offered the following new series and share classes:

Series	Class(es)	Registration Statement

ALPS/QMA Market Participation	Class I	Post-Effective Amendment
Portfolio	Class III	No. 33 (SEC Accession
No. 0001398344-16-012534)

Post-Effective Amendment No. 33 includes the terms of the respective new series and classes of the ALPS/QMA Market Participation Portfolio and is hereby incorporated by reference as part of the response to Sub-Items 77I and 77Q1(d) of the Registrant s Form N-SAR.